Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Level One Bancorp, Inc. on Form S-1 of our report dated March 20, 2018 on the consolidated financial statements of Level One Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

South Bend, Indiana
March 22, 2018